UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported):
March 19, 2008

ENERGYSOUTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29604	58-2358943
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

2828 Dauphin Street	36606
Mobile, Alabama	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(251) 450-4774
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As of March 19, 2008, EnergySouth, Inc. (the “Company”) entered into new indemnification agreements with the members of the Board of Directors and executive officers of the Company. The new indemnification agreements supersede the existing indemnification agreements between the Company and such directors and officers with respect to any occurrences on or after the date of the new indemnification agreements. The new indemnification agreements are generally consistent with the existing agreements with the exception that the new agreements provide for indemnification under the General Corporation Law of the State of Delaware. The Company completed a redomestication from the State of Alabama to the State of Delaware on February 1, 2007.
     Such new indemnification agreements provide that the indemnitee shall be indemnified and held harmless by the Company to the fullest extent permitted by its Certificate of Incorporation, By-Laws and the General Corporation Law of the State of Delaware, against expenses, liabilities and losses incurred by the indemnitee in connection with any suit or proceeding to which the indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in the indemnitee’s capacity as a director or officer of the Company.
     The foregoing description of the form of indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10(j)-3.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

10(j)-3	Form of Directors / Officers Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

ENERGYSOUTH, INC.
Date: March 24, 2008	By:	/s/ G. Edgar Downing, Jr.
G. Edgar Downing, Jr.
Secretary

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